Exhibit 11.1

                     SOLECTRON CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)
                                Three Months Ended     Six Months Ended
                                Feb. 28,   Feb. 29,   Feb. 28,  Feb. 29,
                                  1997       1996       1997      1996
                                ________  ________    ________  ________
Weighted average number of
 shares of common stock and
 common stock equivalents:

Primary:
 Common stock                     56,276    49,989      54,610    49,856
 Common stock equivalents -
  stock options                    1,943     1,541       1,899     1,424
                                ________  ________    ________  ________
    Total primary shares          58,219    51,530      56,509    51,280
                                ________  ________    ________  ________

Fully diluted:
 Common shares issuable
  upon assumed conversion
  of convertible subordinated
  notes                            3,402     1,974       3,402     1,967

 Incremental increase in
  common stock equivalents
  using end of period market
  price                               -        344           2       483
                                ________  ________    ________  ________
Total fully diluted shares        61,621    53,848      59,913    53,730
                                ________  ________    ________  ________


Net income - primary            $ 37,565  $ 27,650    $ 69,040  $ 54,997

 Interest accretion on
  convertible subordinated
  notes, net of taxes              2,380       241       4,657       591
                                ________  ________    ________  ________
Net income - fully diluted      $ 39,945  $ 27,891    $ 73,697  $ 55,588
                                ________  ________    ________  ________

Net income per share - primary  $  0.65   $  0.54     $  1.22   $  1.07
                                ________  ________    ________  ________

Net income per share -
 fully diluted                  $  0.65   $  0.52     $  1.22<F1>$  1.03
                                ________  ________    ________  ________
<F1> Equals primary amount as fully diluted calculation is anti-dilutive.
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